UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

VAXCYTE, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit requirement by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Vaxcyte, Inc.

825 Industrial Road

Suite 300

San Carlos, California 94070

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AT 8:30 A.M. PACIFIC TIME ON WEDNESDAY, JUNE 1, 2022

Dear Stockholder:

You are cordially invited to attend the virtual Annual Meeting of Stockholders (the “Annual Meeting”) of Vaxcyte, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Wednesday, June 1, 2022 at 8:30 a.m. Pacific Time via live webcast for the following purposes:

1.

To elect the two nominees for Class II director named in the accompanying Proxy Statement to hold office until the Company’s 2025 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

3.	To indicate, on an advisory basis, the preferred frequency of shareholder advisory votes on the compensation of the Company’s named executive officers.

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

5.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this notice.

This year’s Annual Meeting will be accessible through the internet via a live webcast. You will be able to attend the virtual Annual Meeting as well as vote during the meeting by visiting www.virtualshareholdermeeting.com/PCVX2022 and entering the 16-digit number included in your proxy card. Please refer to the additional logistical details and recommendations in the accompanying proxy statement.

The record date for the Annual Meeting is April 11, 2022. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting may be accessed electronically, upon request, starting ten days prior to the Annual Meeting by contacting Vaxcyte investor relations via email at investors@vaxcyte.com. In addition, such stockholder list will be posted on the virtual meeting website during the Annual Meeting.

Beginning on or about April 20, 2022, a Notice of Internet Availability of Proxy Materials will be mailed to our stockholders of record as of April 11, 2022. We have elected to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders by providing access to these documents on the internet instead of mailing printed copies. Those rules allow a company to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. The proxy statement, the accompanying proxy or voting instruction card and our annual report are available at www.proxyvote.com. As more fully described in the notice, all stockholders may choose to access these materials online or may request printed or emailed copies.

Your vote is important. Whether or not you expect to attend our Annual Meeting, please vote as soon as possible. We appreciate your continued support of the Company.

By the order of the Board of Directors,

/s/ Mikhail Eydelman

Senior Vice President, General Counsel and Corporate Secretary

San Carlos, California

April 20, 2022

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held on Wednesday, June 1, 2022 at 8:30 a.m. Pacific Time at

www.virtualshareholdermeeting.com/PCVX2022. The proxy statement and our annual report are available at

www.proxyvote.com.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1
PROPOSAL NO. 1 ELECTION OF DIRECTORS	8
CORPORATE GOVERNANCE AND BOARD MATTERS	12
DIRECTOR COMPENSATION	20
PROPOSAL NO. 2 APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	22
EXECUTIVE OFFICERS	23
EXECUTIVE COMPENSATION	25
PROPOSAL NO. 3 APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	44
PROPOSAL NO. 4 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	45
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	50
HOUSEHOLDING OF PROXY MATERIALS	51
OTHER MATTERS	52

Special Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this report, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” or “would,” or the negative of these words or other similar terms or expressions.

Actual events or results may differ from those expressed in forward-looking statements. You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this proxy statement primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission and other subsequent documents we file with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or alter any statements as a result of new information, future events or otherwise, except as required by law.

VAXCYTE, INC.

825 Industrial Road

Suite 300

San Carlos, California 94070

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 1, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Vaxcyte, Inc. (sometimes referred to as the “Company” or “Vaxcyte”), is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 20, 2022 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

No, you will not receive any other proxy materials by mail unless you request a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address, please go to www.proxyvote.com or call 1-800-579-1639. Please have your proxy card in hand when you access the website or call and follow the instructions provided.

How do I attend the Annual Meeting?

This year’s Annual Meeting will be accessible through the internet via a live webcast. We adopted a virtual format for our Annual Meeting in light of the ongoing health risks related to the COVID-19 pandemic and in the best interests of public health and the health and safety of our stockholders, directors and employees.

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on our record date of April 11, 2022 or hold a valid proxy for the meeting. We have structured our virtual Annual Meeting to provide stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting.

You will be able to attend the virtual Annual Meeting as well as vote during the meeting by visiting www.virtualshareholdermeeting.com/PCVX2022 and entering the 16-digit number included in your proxy card.

Beneficial stockholders who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank or other nominee’s website and selecting the stockholder communications mailbox to link through to the Annual Meeting; instructions should also be provided on the voting instruction card provided by your broker, bank or other nominee.

If you have any technical difficulties or any questions regarding the virtual meeting website, please call the support team at the numbers listed on the log-in screen. If there are any technical issues in convening or hosting the meeting, we will promptly post information to the Investors & Media section of our website,

http://investors.vaxcyte.com, including information on when the meeting will be reconvened. Please note that participation in the meeting is limited due to the capacity of the host platform and access to the meeting will be accepted on a first-come, first-served basis.

We will provide our stockholders the opportunity to ask questions and make statements about a proposal during the formal business of the meeting. Questions and comments of a general nature will be held until after the conclusion of the formal business of the Annual Meeting. Instructions for submitting questions and making statements will be posted on the virtual meeting website. This live question and answer session will be conducted in accordance with certain Rules of Conduct. These Rules of Conduct will be posted on our Investors & Media website prior to the date of the Annual Meeting, and may include certain procedural requirements, such as limiting repetitive or follow-up questions, so that more stockholders will have an opportunity to ask questions. Out of consideration for other stockholders, we request that stockholders limit questions and comments to one and time to two minutes or less. This will allow every stockholder who wishes to speak an opportunity to do so.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 11, 2022 will be entitled to vote at the Annual Meeting. On this record date, there were 58,052,119 shares of our common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If on April 11, 2022 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting if you attend online, vote by proxy through the internet or by telephone or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy through the internet or by telephone as instructed below, or by completing a proxy card that you may request.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If on April 11, 2022 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. As a beneficial owner, you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank, dealer or other agent.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the voting power of the outstanding shares entitled to vote are electronically present online at the meeting or represented by proxy. On the record date, there were 58,052,119 shares of common stock outstanding and entitled to vote. Thus, the holders of 29,026,060 shares must be present online or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares electronically present online at the Annual Meeting or represented by proxy may adjourn the meeting to another date.

What am I voting on?

There are four proposals scheduled for a vote at the Annual Meeting:

Proposal No. 1: To elect the two nominees for Class II director named herein to hold office until our 2025 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

Proposal No. 2: Advisory approval of the compensation of our named executive officers.

Proposal No. 3: Advisory indication of the preferred frequency of shareholder advisory votes on the compensation of our named executive officers.

Proposal No. 4: To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

What if another matter is properly brought before the meeting?

We are not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares of our common stock they represent according to their judgment.

How do I vote?

For Proposal No. 1, election of Class II directors, you may either vote “For” the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.

For Proposal No. 2, advisory approval of the compensation of our named executive officers, you may vote “For” or “Against” or “Abstain” from voting.

For Proposal No. 3, advisory indication of the preferred frequency of shareholder advisory votes on the compensation of our named executive officers, you may vote for “One Year,” “Two Years,” “Three Years,” or “Abstain” from voting.

For Proposal No. 4, to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, you may vote “For” or “Against” or “Abstain” from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the Annual Meeting and vote electronically during the meeting even if you have already voted by proxy.

•

By Telephone: To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. EST on May 31, 2022 to be counted.

•

By Internet: To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. EST on May 31, 2022 to be counted.

•

By Mail: If you requested printed copies of the proxy materials by mail, you may vote using the proxy card. Simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

At the Annual Meeting: To vote at the Annual Meeting, you must be present via live webcast. To vote through the internet during the meeting, log into the Annual Meeting website at www.virtualshareholdermeeting.com/PCVX2022 and following the instructions provided on the website. We encourage you to vote your proxy by internet, telephone or mail prior to the meeting, even if you plan to attend the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than directly from us.

•

By Method Listed on Voting Instruction Card: Please refer to your voting instruction card or other information provided by your bank, broker or other agent to determine whether you may vote by telephone, electronically on the internet or by mail using the proxy card provided by your bank, broker or other agent. Simply follow the instructions in the notice provided by your broker, bank or other agent to ensure that your vote is counted.

•	By Mail: You may vote by signing, dating and returning your voting instruction card in the pre-addressed envelope provided by your broker, bank or other agent.

•

At the Annual Meeting: To vote online during the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form. We encourage you to vote your proxy by internet, telephone or mail prior to the meeting, even if you plan to attend the Annual Meeting.

Regarding internet proxy voting, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and cellular companies.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet (only the latest proxy submitted prior to the Annual Meeting will be counted).

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 825 Industrial Road, Suite 300, San Carlos, California 94070.

•	You may attend, and vote online during, the Annual Meeting. Simply attending the virtual Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent to change your vote.

How many votes do I have?

On each matter to be voted upon, each share of our common stock that you own as of April 11, 2022 entitles you to one vote.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing a proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” Proposal No. 1 to elect the two nominees for director; “For” Proposal No. 2 for the advisory approval of executive compensation; for “One Year” for Proposal No. 3 as the preferred frequency of advisory votes to approve executive compensation; and “For” Proposal No. 4 to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker, bank or other agent with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent on how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the listing requirements of the Nasdaq Global Select Market (“Nasdaq”), brokers, banks and other securities intermediaries that are subject to Nasdaq rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under Nasdaq rules, but not with respect to “non-routine” matters. In this regard, Proposals No. 1 through 3 are considered to be “non-routine” matters under Nasdaq rules, meaning that your broker may not vote your shares on Proposals No. 1 through 3 in the absence of your voting instructions. However, Proposal No. 4, to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, is considered to be a “routine” matter under Nasdaq rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker, bank or other agent in its discretion on Proposal No. 4.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

Proposal No. 1: Directors will be elected by a plurality of the votes cast, meaning that the two nominees who receive the most “For” votes from the holders of shares present online or represented by proxy and entitled to vote on the election of directors will be elected. Accordingly, only votes “For” will affect the outcome.

Proposal No. 2: This proposal, commonly referred to as the “say-on-pay” vote, must receive “For” votes from the holders of a majority shares present online or represented by proxy and entitled to vote on the matter. Since this proposal is an advisory vote, the result will not be binding on our Board of Directors. However, our Board of Directors values our stockholders’ opinions, and our Board of Directors and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

Proposal No. 3: The option of one, two or three years that receives the highest number of votes will be approved. Since this proposal is an advisory vote, the result will not be binding on our Board of Directors. However, our Board of Directors values our stockholders’ opinions, and our Board of Directors and the Compensation Committee will take into account the outcome of the advisory vote when determining how often we should submit to stockholders future “say-on-pay” votes.

Proposal No. 4: To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, the proposal must receive “For” votes from the holders of a majority of shares present online or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for:

•	Proposal No. 1, votes “For,” “Withhold” and broker non-votes;

•	Proposal No. 2, votes “For,” “Against,” “Abstain” and broker non-votes;

•	Proposal No. 3, votes for “One Year,” “Two Years,” “Three Years,” “Abstain” and broker non-votes; and

•	Proposal No. 4, votes “For” and “Against” as well as “Abstain.”

Abstentions will be counted towards the vote total for Proposals 2 and 4, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

For Proposal No. 1, the election of directors is determined by a plurality of votes cast, so a “Withhold” vote will not be counted in determining the outcome of such proposal.

For Proposal No. 2, advisory approval of the compensation of our named executive officers, abstentions will be counted towards the vote total and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

For Proposal No. 3, advisory indication of the preferred frequency of shareholder advisory votes on the compensation of our named executive officers, the option of one, two or three years that receives the highest number of votes will be approved.

For Proposal No. 4, to ratify of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, abstentions will be counted towards the vote total and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under Nasdaq rules, the broker, bank or other such agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Since Proposals No. 1 through 3, are considered to be “non-routine” matters under Nasdaq rules, we expect broker non-votes to exist in connection with Proposals No. 1 through 3. Proposal No. 4, to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, is considered to be a “routine” matter under Nasdaq rules, and therefore we do not expect broker non-votes to exist in connection with Proposal No. 4.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide your voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in our proxy materials for our 2023 Annual Meeting of Stockholders, your proposal (including any director nominations) must be submitted in writing by December 21, 2022 to our Corporate Secretary at 825 Industrial Road, Suite 300, San Carlos, California 94070, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, if the 2023 Annual Meeting of Stockholders is advanced by more than 30 days prior to or delayed by more than 30 days after June 1, 2023, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials.

Pursuant to our Amended and Restated Bylaws (our “Bylaws”), if you wish to submit a proposal (including a director nomination) at the 2023 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, you must do so not later than the close of business on March 3, 2023 and no earlier than the close of business on February 1, 2023; provided, however, that if next year’s annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days after June 1, 2023, your proposal must be submitted not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition, the proxy solicited by our Board of Directors for the 2023 Annual Meeting will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which the Company has not been provided with timely notice and (ii) any proposal made in accordance with our Bylaws, if the 2023 proxy statement briefly describes the matter and how management proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

In addition to satisfying the foregoing requirements under our Bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 2, 2023.

What proxy materials are available on the internet?

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. We currently have three directors in each of Class I, Class II and Class III, and each class serves for a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors unless the Board of Directors determines by resolution that any such vacancies will be filled by stockholders. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The Board of Directors presently has nine directors. At the Annual Meeting, the authorized size of our Board of Directors will be reduced to eight members. The two directors in Class II whose terms of office expire in 2022 and who will be standing for election at the Annual Meeting, and their ages as of April 20, 2022, are set forth in the table below. Mr. von Emster, who is currently serving on our Board of Directors, is not nominated for election at the Annual Meeting and his term as a director will end at the Annual Meeting. We thank Mr. von Emster for his distinguished service.

	Director Since	Age
Peter Hirth, Ph.D.	September 2016	70
Heath Lukatch, Ph.D.	September 2017	54

Each of these directors were elected to the Board of Directors prior to our initial public offering pursuant to a voting agreement entered into with certain of our stockholders that terminated upon completion of our initial public offering in June 2020. If elected at the Annual Meeting, these nominees would serve until the 2025 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Following the Annual Meeting, we will have two Class II directors.

Directors are elected by a plurality of the votes of the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee instead will be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has consented to being named as a nominee in this proxy statement and has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

Our policy is to encourage directors and nominees for director to attend the Annual Meeting. All of our directors attended the 2021 Annual Meeting, which was held virtually.

The following includes a brief biography of each nominee for Class II director and each of our Class I and Class III directors continuing to serve on the Board of Directors, including their respective ages, as of December 31, 2021. Each biography includes information regarding the specific experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee and the Board of Directors to determine that the applicable nominee or other current director should serve as a member of the Board of Directors.

Class II director Nominees for Election for a Three-Year Term Expiring at the 2025 Annual Meeting

Peter Hirth, Ph.D. Dr. Hirth, 70, has served on our Board of Directors since September 2016. In 2001, Dr. Hirth founded Plexxikon, Inc., a pharmaceutical company, and served as its Chief Executive Officer until April 2013.

Dr. Hirth currently serves on the board of directors of Aligos Therapeutics, a biopharmaceutical company, as well as the boards of directors of several private life sciences companies. Dr. Hirth holds a Ph.D. in Molecular Genetics from Heidelberg University, Germany. Dr. Hirth was selected to serve on our Board of Directors because of his extensive experience as a drug developer, entrepreneur, operator, and investor in and advisor to many life sciences companies.

Heath Lukatch, Ph.D. Dr. Lukatch, 54, has served on our Board of Directors since May 2018. Since 2020, Dr. Lukatch has served as Founder and Managing Partner of Red Tree Venture Capital, a life sciences venture capital firm. From 2015 to 2020, Dr. Lukatch worked at TPG where he was Partner, Managing Director and Life Sciences Investment Team Leader in TPG’s Biotech, Growth and RISE platforms. In 2006, Dr. Lukatch co-founded Novo Ventures’ San Francisco office, where he was a Partner through 2015. Prior to joining Novo Ventures, Dr. Lukatch was a Managing Director responsible for biotechnology venture investments at Piper Jaffray Ventures and SightLine Partners. Dr. Lukatch currently serves as Chairman of Satsuma Pharmaceuticals, where he has been a board member since 2016, and is a board member at Acrigen, Excellergy, Magnus Medical and Virsti. Previously, Dr. Lukatch was Chairman of Cianna Medical (acquired by Merit Medical), Engage Therapeutics (acquired by UCB), Inogen, and Spinifex (acquired by Novartis), and served on multiple life sciences company boards, including: Amira (acquired by BMS), AnaptysBio, Elevation Pharma (acquired by Sunovion), Flexion Therapeutics, FoldRx (acquired by Pfizer), InSound Medical (acquired by Sonova) and Synosia Therapeutics (acquired by BioTie). Dr. Lukatch is currently a board observer at Ceribell and Syncopation and he previously was a board observer at Alios BioPharma (acquired by J&J), Dynavax, Fluidigm and SI-Bone. Prior to becoming an investor, Dr. Lukatch worked as a strategy consultant with McKinsey & Company and was co-founder and CEO of AutoMate Scientific, a biotechnology instrumentation company. In addition, he was a bench scientist at Chiron, Roche Bioscience and Cetus, doing molecular biology, electrophysiology and protein chemistry, respectively. Dr. Lukatch holds a B.A. with high honors in Biochemistry from the University of California at Berkeley and a Ph.D. in Neuroscience from Stanford University where he was a DOD USAF Fellow. Dr. Lukatch was selected to serve on our Board of Directors because of his extensive industry experience, his experience with venture capital investments and his experience of serving on the board of directors for several biopharmaceutical and healthcare companies.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH OF OUR NOMINEES NAMED ABOVE.

Class III Directors Continuing in Office Until the 2023 Annual Meeting

Halley Gilbert, J.D. Ms. Gilbert, 52, has served on our Board of Directors since April 2020. Ms. Gilbert currently serves as Chief Legal Officer of Neogenomics, Inc., a cancer diagnostics company. From June 2020 to August 2021, Ms. Gilbert served as Chief Operating Officer and Chief Business Officer at Adagio Therapeutics, Inc. From 2008 to February 2020, Ms. Gilbert served in various roles at Ironwood Pharmaceuticals, Inc., a biopharmaceutical company, including as Senior Vice President, Corporate Development and Chief Administrative Officer from March 2019 to February 2020, as Senior Vice President, Chief Legal Officer and Corporate Secretary from 2014 to March 2019 and as Vice President, General Counsel and Corporate Secretary from 2008 to 2014. Ms. Gilbert also currently serves on the boards of directors of Arcutis Biotherapeutics, a medical dermatology company, and CytomX Therapeutics, a life sciences company. From November 2019 to February 2020, Ms. Gilbert served on the board of directors of Dermira, Inc., a medical dermatology company. From January 2017 to April 2019, Ms. Gilbert served on the board of directors of Achaogen, Inc., a biopharmaceutical company. Ms. Gilbert holds a B.A. from Tufts University and a J.D. from Northwestern University School of Law. Ms. Gilbert was selected to serve on our Board of Directors because of the depth of her biotechnology industry management and operations expertise and public company board of directors experience.

Grant E. Pickering, M.B.A. Mr. Pickering, 54, is our co-founder and has served as our Chief Executive Officer and as a member of our Board of Directors since November 2013. Mr. Pickering also served as our President from November 2013 until December 2020. From May 2013 to April 2015, Mr. Pickering served as Strategic Advisor at Atreca, Inc., a biotechnology company. Prior to joining Vaxcyte, he was Chief Executive Officer of Mymetics Corporation, a developer of virosomal vaccines for infectious diseases. Prior to that, Mr. Pickering was an Executive-in-Residence at Kleiner Perkins, a venture capital firm, and Senior Vice President of Operations of Dendreon Corporation, a biopharmaceutical company. Since March 2008, Mr. Pickering has served as a Director of Juvaris BioTherapeutics, Inc., a biopharmaceutical company. Mr. Pickering holds a B.S. in Marketing from Penn State University and an M.B.A. from Georgetown University. Mr. Pickering was selected to serve on our Board of Directors because of the perspective and experience he brings as our Chief Executive Officer and his operating and management experience in the healthcare industry.

Michael E. Kamarck, Ph.D. Dr. Kamarck, 71, has served on our Board of Directors since October 2021. Dr. Kamarck also currently serves as Chairman of the Sanofi Biotech Advisory Council, providing strategic guidance to advance Sanofi’s biologicals business. From June 2017 to July 2021, Dr. Kamarck served as Chief Technology Officer for Vir Biotechnology, Inc. From December 2009 to March 2012, Dr. Kamarck served as Senior Vice President of Global Vaccines and Biologics Manufacturing and President of Merck BioVentures. From 2001 to 2009, Dr. Kamarck held numerous senior executive positions at Wyeth Pharmaceuticals, including President, Technical Operations and Product Supply as a member of the Wyeth Management Team. Dr. Kamarck also spent 16 years at Bayer AG serving in numerous roles, including Senior Vice President of Operations for Bayer Biologicals. Dr. Kamarck holds a B.A. from Oberlin College and a Ph.D. from Massachusetts Institute of Technology. Dr. Kamarck was selected to serve on our Board of Directors because of the depth of his biotechnology industry management and operations expertise.

Class I Directors Continuing in Office Until the 2024 Annual Meeting

Annie Drapeau. Ms. Drapeau, 55, has served on our Board of Directors since September 2021. Ms. Drapeau currently serves as Chief People Officer of Toast, Inc. since May 2019. From October 2016 to May 2019, Ms. Drapeau served as Chief People Officer of Moderna Therapeutics, Inc. From April 215 to October 2016 Ms. Drapeau served as Operating Partner of Bain Capital. From March 2010 to March 215, Ms. Drapeau served as Executive Vice President, Strategy and Talent for Iron Mountain. Additionally, she served as Chief People Officer at VistaPrint and Digitas, and started her career in finance roles at JP Morgan and PepsiCo. Ms. Drapeau holds a B.S. in Chemical Engineering from Bucknell University and an M.B.A. from the Tuck School of Business at Dartmouth College. Ms. Drapeau was selected to serve on our Board of Directors because of the depth of her life sciences industry and operations expertise.

Teri Loxam. Ms. Loxam, 50, has served on our Board of Directors since September 2021. Ms. Loxam currently serves as Chief Financial Officer and Chief Operating Officer of Kira Pharmaceuticals since November 2021. Previously, Ms. Loxam served as Chief Financial Officer for SQZ Biotechnologies from September 2019 to November 2021. From August 2015 to August 2019, Ms. Loxam was at Merck & Co., Inc., a global healthcare company, where she served as Senior Vice President of Investor Relations and Global Communications. Before that, from July 2012 to August 2015, Ms. Loxam served as Vice President of Investor Relations at IMAX, an entertainment technology company. From June 2001 to July 2012, Ms. Loxam had a number of roles of increasing responsibility across Strategy, Treasury and Investor Relations at Bristol-Myers Squibb, a global healthcare company. Ms. Loxam holds an M.B.A. from the University of California, Irvine, Paul Merage School of Business, and a B.Sc. from the University of Victoria. Ms. Loxam was selected to serve on our Board of Directors because of the depth of her life sciences industry, investor relations and financial expertise.

Carlos Paya, M.D., Ph.D. Dr. Paya, 63, has served as a member of our Board of Directors since October 2021. Dr. Paya currently serves as Senior Advisor to Abingworth LLP. Dr. Paya has also served on the board of directors of Fluidigm Corporation since March 2017. From May 2011, Dr. Paya served as president, chief executive officer and director of Immune Design Corp until its sale to Merck. He previously served as president of Elan Corporation, a pharmaceutical corporation, which was acquired by Perrigo Company, from November 2008 to April 2011. Before joining Elan Corporation, Dr. Paya was at Eli Lilly & Company, a pharmaceutical corporation, from September 2001 to November 2008, as vice president, Lilly Research Laboratories. From January 1991 to August 2001, Dr. Paya was professor of medicine, immunology, and pathology, and vice dean of the clinical investigation program at the Mayo Clinic in Rochester, Minnesota. Dr. Paya holds M.D. and Ph.D. degrees from the University of Madrid and underwent postdoctoral training at the Institute Pasteur, Paris, France. Dr. Paya was selected to serve on our Board of Directors because of his experience in the life sciences industry.

CORPORATE GOVERNANCE AND BOARD MATTERS

Overview

We are committed to exercising good corporate governance practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review our processes, policies and procedures in light of such developments. Key information regarding our corporate governance initiatives can be found on the Investors & Media section of our website, http://investors.vaxcyte.com, including our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charters for our Audit, Compensation and Nominating and Corporate Governance Committees. We believe that our corporate governance policies and practices, including the substantial percentage of independent directors on our Board of Directors, empower our independent directors to effectively oversee our management—including the performance of our Chief Executive Officer—and provide an effective and appropriately balanced board governance structure.

Independence of the Board of Directors

As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors.

Our Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board of Directors has determined that Annie Drapeau, Kurt von Emster, Halley Gilbert, Peter Hirth, Michael Kamarck, Teri Loxam, Heath Lukatch, Carlos Paya and former directors Patrick Heron and Rob Hopfner (who each resigned in September 2021) and Moncef Slaoui (who resigned in March 2021), do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under applicable Nasdaq listing standards.

In addition, our Board of Directors has determined that each member of the Audit, Compensation and Nominating and Corporate Governance Committees meets the applicable Nasdaq and SEC rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our shares held by each non-employee director and the transactions described in the section entitled “Certain Relationships and Related Person Transactions.” Mr. Pickering is not considered independent because he currently serves as our Chief Executive Officer.

Board Leadership Structure

Our Board of Directors is currently led by our Chairman, Carlos Paya. Our Board of Directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow. We separate the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while our chairman provides guidance to our Chief Executive Officer and presides over meetings of the full Board of Directors. We believe that this separation of responsibilities provides a balanced approach to managing our Board of Directors and overseeing the Company.

Our Board of Directors has concluded that our current leadership structure is appropriate at this time. However, our Board of Directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of the Board of Directors in Risk Oversight

Our Board of Directors has responsibility to oversee the Company’s risk management processes. Our Board of Directors believes that risk management is an important part of establishing, updating and executing on our business strategy. Our Board of Directors, as a whole and at the committee level, regularly discusses with management major risks that could affect the corporate strategy, business objectives, compliance, operations and the financial condition and performance of the Company. Our Board of Directors focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage and mitigate those risks. Our Board of Directors and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, legal, regulatory and reputational risks.

Our Audit Committee is responsible for overseeing our financial reporting process on behalf of our Board of Directors. Our Audit Committee oversees and monitors risk management and reviews with management and our independent registered public accounting firm, as appropriate, our significant risk exposures and the actions management has taken to limit, monitor or control such exposures. Periodically, the Audit Committee reviews our policies, processes and controls with respect to risk assessment, risk management, loss prevention and regulatory compliance.

Our Compensation Committee is responsible for overseeing our practices and policies regarding talent acquisition, retention, development and compensation as they relate to risk management and risk-taking incentives to determine whether such policies and practices encourage excessive or inappropriate risk taking by employees.

Our Nominating and Corporate Governance Committee oversees the management of risks associated with our overall compliance and corporate governance practices and the independence and composition of our Board of Directors.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our Board of Directors as a whole. While our Board of Directors and its committees have an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company.

Meetings of the Board of Directors and its Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2021 for the Board of Directors and each of its committees:

	Audit	Compensation	Nominating and Corporate Governance
Total number of committee meetings during 2021	4	5	2
Annie Drapeau		✓	✓
Kurt von Emster	C
Halley Gilbert	✓		C
Peter Hirth		✓	✓
Michael Kamarck
Teri Loxam	✓
Heath Lukatch		C
Carlos Paya
Grant E. Pickering

C	Chair
✓	Member

The Board of Directors met five times during 2021. Each current director attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of 2021 for which he or she was a director or committee member.

Information Regarding the Demographics of the Board of Directors

Below is a matrix containing the demographic composition of our Board of Directors as of April 20, 2022.

Total Number of Directors	9

	Female	Male
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
African American or Black	—	—
Alaskan Native or Native American	—	—
Asian	—	—
Hispanic or Latinx	—	1
Native Hawaiian or Pacific Islander	—	—
White	3	4
Two or More Races or Ethnicities	—	—
LGBTQ+	—	—
Did Not Disclose Demographic Background	—	1

Information Regarding Committees of the Board of Directors

Below is a description of our Audit, Compensation Committee and Nominating and Corporate Governance Committees. The written charters of our committees are available to stockholders on the Investors & Media section of our website at http://investors.vaxcyte.com. Each of the committees has authority to engage legal counsel, consultants or other experts, as it deems appropriate to carry out its responsibilities.

Audit Committee

Our Audit Committee currently consists of Kurt von Emster, Teri Loxam and Halley Gilbert, and effective upon the Annual Meeting, Michael Kamarck, each of whom our Board of Directors has determined satisfies the independence requirements under the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. Effective upon the Annual Meeting, the chair of our Audit Committee will be Teri Loxam and Kurt von Emster will step off the Audit Committee. Our Board of Directors has determined that Ms. Loxam is an “audit committee financial expert” within the meaning of SEC regulations. Kurt von Emster was the chair of our Audit Committee in 2021 and during 2022.

Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of her or his employment.

The primary purpose of the Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:

•	helping our Board of Directors oversee our corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

•

discussing with management and the independent registered public accounting firm the results of our annual audit and reviewing any reports or other disclosure required by the applicable rules and regulations of the SEC to be included in our annual proxy statement and periodic reports;

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;

•	reviewing related person transactions;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•

obtaining and reviewing a report by the Company’s independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	reviewing and assessing, at least annually, the performance of the Audit Committee and adequacy of its charter.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company.

The Audit Committee has discussed with Deloitte & Touche, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche, LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

This report of the Audit Committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Audit Committee.

Respectfully submitted,
The Audit Committee of the Board of Directors

Kurt von Emster (Chairperson)
Halley Gilbert
Teri Loxam

Compensation Committee

Our Compensation Committee currently consists of Heath Lukatch, Annie Drapeau and Peter Hirth. Effective upon the Annual Meeting, the chair of our Compensation Committee will be Annie Drapeau. Heath Lukatch was the chair of our Compensation Committee in 2021 and during 2022. Our Board of Directors has determined that each member of the Compensation Committee is independent under the listing standards of Nasdaq and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:

•	reviewing and recommending to our Board of Directors the compensation of our Chief Executive Officer and other executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our non-employee directors;

•	administering our equity incentive plans and other benefit programs;

•

reviewing, adopting, amending and terminating incentive compensation and equity-based plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management;

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy; and

•	reviewing and assessing, at least annually, the performance of the Compensation Committee and adequacy of its charter.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the section of this proxy statement titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended December 31, 2021.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Members of the Compensation Committee

Heath Lukatch (Chairperson)

Peter Hirth

Annie Drapeau

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Halley Gilbert, Annie Drapeau and Peter Hirth. The chair of our Nominating and Corporate Governance Committee is Halley Gilbert. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable Nasdaq listing standards.

Specific responsibilities of our Nominating and Corporate Governance Committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our Board of Directors;

•	considering and making recommendations to our Board of Directors regarding the composition and chairmanship of the committees of our Board of Directors;

•	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters;

•	overseeing periodic evaluations of our Board of Directors’ performance, including committees of our Board of Directors; and

•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and adequacy of its charter.

Director Nomination Process

Director Qualifications

Our Nominating and Corporate Governance Committee is responsible for reviewing with our Board of Directors, on an annual basis, the appropriate characteristics, skills and experience required for the Board of Directors as a whole and for its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Board of Directors will take into account many factors, including the following:

•	personal and professional integrity, ethics and values;

•	experience relevant to our business industry;

•	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

•	experience as a board member or executive officer of another publicly-held company;

•	strong finance experience;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other members of our Board of Directors;

•	diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience; and

•	relevant academic expertise or other proficiency in an area of our business operations.

The Nominating and Corporate Governance Committee also will consider such factors as the ability to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board of Directors and Vaxcyte, to maintain a balance of knowledge, experience and capability.

Identification and Evaluation of Nominees for Director

The Nominating and Corporate Governance Committee identifies nominees for director by first evaluating for re-nomination the current members of our Board of Directors whose terms of office are set to expire and are willing to continue in service.

In the case of potential nominees, the Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee interviews potential nominees and meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ service to Vaxcyte during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence, as well as the overall composition of the Board of Directors, balancing the value of continuity of service by existing members of our Board of Directors with the value of obtaining new skill sets and expertise in light of the Company’s recent transition from a private to a public company.

In the case of all director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

Stockholder Nominations

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 825 Industrial Road, Suite 300, San Carlos, California 94070, Attn: Corporate Secretary. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board of Directors

Our Board of Directors believes that stockholders should have an opportunity to communicate with the Board of Directors, and efforts have been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Stockholders wishing to communicate with the Board of Directors or an individual director may send a written communication to the Board of Directors or such director c/o Vaxcyte, Inc., 825 Industrial Road, Suite 300, San Carlos, California 94070, Attn: Corporate Secretary. The Corporate Secretary will review each communication. The Corporate Secretary will forward such communication to the Board of Directors or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Corporate Secretary shall discard the communication.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Our Code of Conduct is available under the Corporate Governance section of our website at http://investors.vaxcyte.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Conduct.

Prohibition Against Pledging and Hedging

We maintain an Insider Trading Policy that prohibits our officers, directors and employees from pledging our stock as collateral to secure loans and from engaging in hedging transactions, including prepaid variable forwards, equity swaps, collars and exchange funds. It further prohibits margin purchases of our stock, short sales of our stock and any transactions in put options, call options or other derivative securities involving our stock.

Corporate Governance Guidelines

As part of our Board of Directors commitment to enhancing stockholder value over the long term, our Board of Directors has adopted a set of Corporate Governance Guidelines to provide the framework for the governance of the Company and to assist our Board of Directors in the exercise of its responsibilities. Our Corporate Governance Guidelines cover, among other topics, board composition and selection, director independence, board membership criteria, committees of the Board of Directors, board and board committee assessments, board access to management and use of outside advisors and director orientation and education. The Corporate Governance Guidelines, as well as the charters for each committee of the Board of Directors, may be viewed under the Corporate Governance section of our website at http://investors.vaxcyte.com.

DIRECTOR COMPENSATION

Director Compensation for 2021

The following table sets forth information regarding the compensation earned by or paid to our directors during the year ended December 31, 2021, other than Grant E. Pickering, our Chief Executive Officer, who is also a member of our Board of Directors but did not receive any additional compensation for service as a director. The compensation of Mr. Pickering as a named executive officer is set forth below in the subsection entitled “—Executive Compensation—2021 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)		Total ($)
Carlos Paya	$12,554	$457,371		$469,925
Annie Drapeau	14,114	529,068		543,182
Kurt von Emster	72,703	215,169		287,872
Halley Gilbert	55,500	215,169		270,669
Peter Hirth	49,000	215,169		264,169
Michael Kamarck	7,174	457,371		464,545
Teri Loxam	13,682	529,068		542,750
Heath Lukatch	50,000	215,169		265,169
Moncef Slaoui(3)	17,292	—		17,292
William Newell(4)	16,813	—	(5)	16,813
Rob Hopfner(6)	31,326	215,169		246,495
Patrick Heron(7)	33,818	215,169		248,987

(1)

The amounts reported represent the aggregate grant date fair value of stock options granted during fiscal year 2021 under our 2020 Equity Incentive Plan (the “2020 Plan”), computed in accordance with Financial Accounting Standard Board Accounting Standards Codification, Topic 718 (“ASC Topic 718”). The assumptions used in calculating the grant date fair value of stock awards and stock options reported in this column are set forth in Note 10 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. This amount may not reflect the actual economic value that may be realized by the non-employee director.

(2)	The aggregate number of shares subject to stock options outstanding at December 31, 2021 for each non-employee director was as follows:

Name	Number of Options Outstanding at December 31, 2021
Carlos Paya	30,000
Annie Drapeau	30,000
Kurt von Emster	55,000
Halley Gilbert	93,948
Peter Hirth	86,833
Michael Kamarck	30,000
Teri Loxam	30,000
Heath Lukatch	55,000
Moncef Slaoui	—
William Newell	—
Rob Hopfner	—
Patrick Heron	—

(3)	Dr. Slaoui resigned as a member of our Board of Directors on March 24, 2021.
(4)	Mr. Newell did not stand for re-election at the 2021 Annual Meeting.

(5)

On April 1, 2021, our Board of Directors approved the acceleration of 13,333 options to purchase shares of the Company’s common stock in recognition that Mr. Newell would be stepping off the board on June 2, 2021, nine days ahead of the June 11, 2021 vesting date.

(6)	Mr. Heron resigned as a member of our Board of Directors on September 16, 2021.
(7)	Mr. Hopfner resigned as a member of our Board of Directors on September 16, 2021.

In addition, we reimburse all of our non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board of Directors and committee meetings.

Equity Compensation

Any person who is elected or appointed as a non-employee director for the first time will automatically, upon the date of his or her initial election or appointment, receive a nonstatutory stock option to purchase 50,000 shares of our common stock (the “Initial Grant”). The Initial Grant will vest over 36 months, 1/3 of which will vest on the anniversary date on which the non-employee director was appointed to our Board of Directors and 1/36 of which will vest monthly thereafter, subject to the director’s continuous service to us through each such date.

On the date of each annual meeting of stockholders, each non-employee director will receive a nonstatutory stock option to purchase 18,750 shares of our common stock (the “Annual Option Grant”) and 3,125 restricted stock units (the “Annual RSU Grant” and together with the Annual Option Grant, the “Annual Grant”). The Annual Option Grant will vest monthly and fully vest on the earlier of the first anniversary of the grant date or the day prior to the next annual meeting of stockholders and the Annual RSU Grant will fully vest on the earlier of the first anniversary of the grant date or the day prior to the next annual meeting of stockholders, subject to the director’s continuous service to us through each such date. Both the Initial Grant and the Annual Grant would become fully vested upon a change in control, subject to the director’s continuous service to us through such date.

Cash Compensation

In addition, each non-employee director is entitled to receive the following cash compensation for services on our Board of Directors and its committees as follows:

•	$40,000 annual cash retainer for service as a board member, or in lieu of such retainer, an annual cash retainer of $70,000 for the chair of our Board of Directors, as applicable;

•	$15,000 annual cash retainer for service as chair of the Audit Committee and $7,500 per year for service as a member of the Audit Committee;

•	$10,000 annual cash retainer for service as chair of the Compensation Committee and $5,000 per year for service as a member of the Compensation Committee; and

•	$8,000 annual cash retainer for service as chair of the Nominating and Corporate Governance Committee and $4,000 per year for service as a member of the Nominating and Corporate Governance Committee.

The annual cash compensation amounts are payable in equal quarterly installments, in arrears no later than 30 days following the end of each quarter in which the service occurred, pro-rated for any partial quarter of service.

Expenses

We will reimburse each eligible non-employee director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in meetings of our Board of Directors and any committee of the board.

PROPOSAL NO. 2

APPROVAL, ON A NON-BINDING, ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (as disclosed under “Executive Compensation—Compensation Discussion and Analysis,” the tables included under the heading “Executive Compensation” and the accompanying narrative).

You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which provide a comprehensive review of our executive compensation program and its elements, objectives and rationale.

The vote on this resolution is not intended to address any specific element of compensation, rather the vote relates to the compensation of our named executive officers in its totality, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

In accordance with Section 14A of the Exchange Act rules, stockholders are asked to approve the following non-binding resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2022 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”

The approval of this non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present at the meeting (by virtual attendance) or by proxy and entitled to vote thereon.

Since this proposal is an advisory vote, the result will not be binding on our Board of Directors or our Compensation Committee. However, our Board of Directors values our stockholders’ opinions, and our Board of Directors and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE NON-BINDING RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

EXECUTIVE OFFICERS

The following table sets forth information for our executive officers as of April 11, 2022:

Name	Age	Position
Grant E. Pickering	54	Chief Executive Officer
Andrew Guggenhime	53	President and Chief Financial Officer
Jim Wassil	52	Executive Vice President and Chief Operating Officer
Paul Sauer	60	Senior Vice President, Process Development and Manufacturing
Harp Dhaliwal	49	Senior Vice President, Commercial Manufacturing and Supply Chain
Mikhail Eydelman	41	Senior Vice President, General Counsel and Corporate Secretary
Jeff Fairman	58	Vice President, Research

Grant E. Pickering, M.B.A. Mr. Pickering is our co-founder and has served as our Chief Executive Officer and as a member of our Board of Directors since November 2013. Mr. Pickering also served as our President from November 2013 until December 2020. From May 2013 to April 2015, Mr. Pickering served as Strategic Advisor at Atreca, Inc., a biotechnology company. Prior to joining Vaxcyte, he was Chief Executive Officer of Mymetics Corporation, a developer of virosomal vaccines for infectious diseases. Prior to that, Mr. Pickering was an Executive-in-Residence at Kleiner Perkins, a venture capital firm, and Senior Vice President of Operations of Dendreon Corporation, a biopharmaceutical company. Since March 2008, Mr. Pickering has served as Chief Executive Officer of Juvaris BioTherapeutics, Inc., a biopharmaceutical company. Mr. Pickering has also served as a Director for Athira Pharma, Inc. since January 2022. Mr. Pickering holds a B.S. in Marketing from Penn State University and an M.B.A. from Georgetown University. Mr. Pickering was selected to serve on our Board of Directors because of the perspective and experience he brings as our Chief Executive Officer and his operating and management experience in the healthcare industry.

Andrew Guggenhime, M.B.A. Mr. Guggenhime has served as our President since December 2020 and our Chief Financial Officer since May 2020. From April 2014 to May 2020, Mr. Guggenhime served as Chief Financial Officer at Dermira, Inc., a biopharmaceutical company, until its acquisition by Eli Lilly and Company, and from April 2014 to May 2018, he also served as Chief Operating Officer at Dermira. From September 2011 to April 2014, Mr. Guggenhime served as Chief Financial Officer of CardioDx, Inc., a molecular diagnostics life sciences company, and as a member of the CardioDx board of directors from April 2014 until July 2016. Prior to that, Mr. Guggenhime served as Chief Financial Officer at Calistoga Pharmaceuticals, Inc., a biotechnology company that was acquired by Gilead Sciences, Inc. Mr. Guggenhime also previously served as Senior Vice President and Chief Financial Officer at Facet Biotech Corporation, a biotechnology company, Chief Financial Officer at PDL BioPharma, Inc. a biotechnology company, and Vice President, Corporate Development and then Senior Vice President and Chief Financial Officer at Neoforma, Inc., a provider of supply-chain management solutions for the healthcare industry. Mr. Guggenhime currently serves on the board of directors of Metacrine, Inc. and Caribou Biosciences, Inc., publicly traded biotechnology companies. Mr. Guggenhime holds a B.A. in International Politics and Economics from Middlebury College and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

Jim Wassil, M.S., M.B.A. Mr. Wassil has served as our Chief Operating Officer since December 2019 and as Executive Vice President since March 2022. From May 2015 to December 2019, Mr. Wassil served as Vice President and Global Health and Value Business Unit Lead, Vaccines at Pfizer Inc., a multinational pharmaceutical company. From August 2008 to May 2015, Mr. Wassil served as Head, Global Product Development Meningococcal Vaccines and Head, U.S. Marketing for Meningococcal Vaccines at Novartis AG, a multinational pharmaceutical company. Prior to joining Novartis, Mr. Wassil served as Senior Director, International Marketing at Merck & Co., Inc., a multinational pharmaceutical company. Mr. Wassil is a member of the Infectious Diseases Society of America. Mr. Wassil holds a B.S. in Chemistry/Biology from the University of Notre Dame and a M.S. in BioOrganic Chemistry and an M.B.A. from Lehigh University.

Paul Sauer, M.B.A. Mr. Sauer has served as our Senior Vice President, Process Development and Manufacturing since April 2016. From January 2015 to March 2016, Mr. Sauer served as a Principal at Sauer Biotech Consulting, a development and manufacturing consulting services firm. From July 2011 to December 2014, Mr. Sauer served as Vice President, Process Sciences and Manufacturing at Igenica Biotherapeutics, Inc., a biotechnology company. Mr. Sauer holds a B.S. in Genetics and a B.A. in Psychology from the University of California, Davis and an M.B.A. from Santa Clara University.

Harp Dhaliwal, M.B.A. Mr. Dhaliwal has served as Vaxcyte’s Senior Vice President of Commercial Manufacturing and Supply Chain. From January 2018 to July 2021, Mr. Dhaliwal served as Senior Vice President of Supply Chain, Manufacturing and Procurement at Dermira and transitioned to Eli Lilly following the company’s acquisition. From September 2014 to September 2016, Mr. Dhaliwal was the Head of Manufacturing and Supply Chain at Medivation, an oncology-focused company. Following Pfizer’s acquisition of Medivation in September 2016, Mr. Dhaliwal led the operations integration. Mr. Dhaliwal has an M.B.A. in Science and Technology from Queen’s University and a Bachelor of Chemical Engineering from the University of British Columbia.

Mikhail Eydelman, J.D. Mr. Eydelman has served as our Senior Vice President, General Counsel and Corporate Secretary since April 2022. From 2017 to April 2022, Mr. Eydelman served as General Counsel and Board Secretary at Sagent Pharmaceuticals, Inc., a U.S. subsidiary of a publicly-traded Japanese pharmaceutical company. From 2016 to 2017, Mr. Eydelman served as Assistant General Counsel at Integrated DNA Technologies., a supplier of custom nucleic acids acquired by Danaher Corporation. From 2012 to 2016, Mr. Eydelman served in roles of increasing responsibility at Akorn, Inc., a publicly-traded specialty pharmaceutical company. Mr. Eydelman has also served as an attorney at the law firms Latham & Watkins, Allen & Overy and Bryan Cave. Mr. Eydelman holds a B.A. in Economics from Brandeis University and a J.D. from New York University School of Law.

Jeff Fairman, Ph.D. Dr. Fairman is our co-founder and has served as our Vice President, Research since December 2013. From July 2011 to December 2013, Dr. Fairman served as Vice President, Research at Colby Pharmaceuticals, a biopharmaceutical company. Dr. Fairman also founded Juvaris BioTherapeutics, Inc., a biopharmaceutical company, and served as its Vice President, Research from February 2002 to September 2011. Dr. Fairman is a member of the American Association of Immunologists and the Infectious Diseases Society of America. Dr. Fairman holds a B.S. in Chemistry from Northwest Missouri State University and a Ph.D. in Chemistry from the University of Arkansas.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We became a public company in June 2020, and we ceased to be an emerging growth company as of December 31, 2021. This proxy statement, therefore, includes detail regarding executive compensation that would not have been required had we continued to be an emerging growth company, including (i) this Compensation Discussion and Analysis, (ii) the additional compensation tables titled “Grants of Plan-Based Awards,” “Option Exercises and Stock Vested,” and “Potential Payments upon Termination or Change in Control,” and (iii) advisory votes on the compensation of our named executive officers and the preferred frequency of future advisory votes on the compensation of our named executive officers, which are included as Proposals 2 and 3 in this proxy statement.

This Compensation Discussion and Analysis section discusses our executive compensation policies and how and why our Compensation Committee arrived at specific compensation decisions for the year ended December 31, 2021 for the individuals who served as our principal executive officer and principal financial officer and our three other most highly-compensated executive officers as of December 31, 2021, collectively referred to as our “named executive officers”:

Name	Position(s)
Grant E. Pickering	Chief Executive Officer and Co-Founder
Andrew Guggenhime	President and Chief Financial Officer
Jim Wassil	Executive Vice President and Chief Operating Officer
Harpreet Dhaliwal	Senior Vice President, Commercial Manufacturing and Supply Chain
Paul Sauer	Senior Vice President, Process Development and Manufacturing

Business Highlights

Our Business

We are a clinical-stage vaccine innovation company engineering high-fidelity vaccines to protect humankind from the consequences of bacterial diseases. We are developing broad-spectrum conjugate and novel protein vaccines to prevent or treat bacterial infectious diseases. We are re-engineering the way highly complex vaccines are made through modern synthetic techniques, including advanced chemistry and the XpressCF cell-free protein synthesis platform, exclusively licensed from Sutro Biopharma, Inc. Unlike conventional cell-based approaches, our system for producing difficult-to-make proteins and antigens is intended to accelerate our ability to efficiently create and deliver high-fidelity vaccines with enhanced immunological benefits. Our pipeline includes pneumococcal conjugate vaccine, or PCV, candidates that we believe are among the most broad-spectrum PCV candidates currently in development, targeting the approximately $7 billion global pneumococcal vaccine market. Our lead vaccine candidate, VAX-24, is a 24-valent, broad-spectrum investigational PCV being developed for the prevention of invasive pneumococcal disease, or IPD, and pneumonia. On January 6, 2022, we announced that the U.S. Food and Drug Administration, or FDA, cleared our investigational new drug, or IND, application for VAX-24. On February 23, 2022, we announced the initiation of our Phase 1/2 clinical proof-of-concept study in adults aged 18 to 64. On April 4, 2022, we announced the dosing of the first participants in the Phase 2 portion of this study. We expect to announce topline safety, tolerability and immunogenicity results from this study by the end of 2022. We expect to begin enrollment in a separate Phase 2 study in healthy adults aged 65 and older and to announce topline safety, tolerability and immunogenicity results from this Phase 2 study in the first half of 2023. We also anticipate submitting our first VAX-24 pediatric IND application to the FDA in the first half of 2023, subject to a pre-IND meeting with the FDA and successful topline results from the VAX-24 Phase 1/2 study in adults aged 18 to 64. Our second PCV candidate, VAX-XP, leverages our scalable and modular platform and builds on the technical proof of concept established by VAX-24 and is designed to expand the breadth of coverage to greater than 30 strains without compromising immunogenicity due to carrier suppression. In addition to our PCV franchise, we are developing a novel conjugate vaccine candidate for Group A Strep and a novel protein vaccine candidate targeting the keystone pathogen responsible for periodontitis.

Since January 1, 2021, key developments affecting our business include the following:

•

Completed the Manufacture of VAX-24 Drug Product: In the fourth quarter of 2021, we completed all steps in the manufacturing process, including formulation, fill and finish, along with the testing and release, for the VAX-24 drug product. This achievement led to the submission of the VAX-24 IND application to the FDA before the end of 2021.

•

Dosed First Participants in VAX-24 Phase 1/2 Clinical Study: Following the early January 2022 clearance of the VAX-24 IND application, we initiated the Phase 1/2 clinical study of VAX-24, a 24-valent PCV candidate designed to prevent IPD and pneumonia in adults. The VAX-24 clinical proof-of-concept study is a randomized, observer-blind, dose-finding, controlled study designed to evaluate the safety, tolerability and immunogenicity of VAX-24 in healthy adults. The Phase 1 portion of the study is evaluating the safety and tolerability of a single injection of VAX-24 at three dose levels and compared to Prevnar 20 in approximately 64 healthy adults 18 to 49 years of age. In April 2022, we dosed the first participants in the Phase 2 portion of the ongoing Phase 1/2 clinical study of VAX-24. The Phase 2 portion will evaluate the safety, tolerability and immunogenicity of a single injection of VAX-24 at three dose levels and compared to Prevnar 20 in approximately 800 healthy adults 50 to 64 years of age. The prespecified immunogenicity endpoints of the Phase 2 portion of the study include an assessment of the induction of antibody responses, using immunoglobulin G (IgG) and opsonophagocytic activity (OPA), at each of the VAX-24 doses and compared to Prevnar 20 and, for the additional four serotypes contained in VAX-24 and Pneumovax 23 but not in Prevnar 20, the four-fold rise in antibody titers.

•

Completed Successful $115 Million Follow-On Financing: In the first quarter of 2022, we completed an underwritten public offering of 3,250,000 shares of our common stock, which included the full exercise of the underwriters’ option to purchase additional shares, and pre-funded warrants to purchase 2,500,000 shares of common stock. The shares of common stock were sold at a public offering price of $20.00 per share, and the pre-funded warrants were sold at a public offering price of $19.999 per underlying share. The aggregate gross proceeds to us from the offering were $115.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by us, and excluding the exercise of any pre-funded warrants.

•

Advanced and Presented Preclinical Data for VAX-XP Program: We have continued to advance VAX-XP, our PCV candidate with an expanded breadth of coverage of greater than 30 strains. During IDWeek 2021, we presented findings from a preclinical study that evaluated the immunogenicity of VAX-XP, which showed VAX-XP exhibited conjugate-like immune responses for all 31 serotypes, as demonstrated by IgG immune responses 14 days after both an initial and booster dose that were superior to polysaccharide-based vaccines and comparable to Prevnar 13. Additionally, all serotypes in VAX-XP elicited a T-cell dependent immune response as demonstrated by the increase in IgG titers post-boost.

•

Initiated VAX-A1 IND-Enabling Activities: We continue to advance development of VAX-A1, a novel conjugate vaccine designed to prevent infections caused by Group A Streptococcus, or Strep, bacteria. Following the nomination of our final VAX-A1 vaccine candidate in the first quarter of 2021, we initiated IND-enabling studies in the second half of 2021.

•

Strengthened Leadership Team and Board of Directors with Key Appointments: During 2021, we added several key leaders to our executive team and Board of Directors. In October 2021, Harp Dhaliwal joined as Senior Vice President of Commercial Manufacturing and Supply Chain, and we appointed Dr. Carlos Paya, who serves as the Board Chair, and Dr. Michael Kamarck to our Board of

Directors. This followed the September 2021 board appointments of Annie Drapeau and Teri Loxam. In April 2022, Mikhail Eydelman joined as Senior Vice President, General Counsel and Corporate Secretary. These accomplished industry leaders have deep experience across the biopharmaceutical and vaccine industries and will provide additional skills and expertise as we advance and scale our business.

Executive Summary

The important features of our executive compensation program include the following:

What we do	What we do not do

•  Our Compensation Committee consists solely of independent members of our Board of Directors.

•  Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions.

•  A significant portion of our named executive officers’ compensation is variable, at-risk and tied directly to our measurable performance.

•  Our annual performance-based bonus opportunities for all of our named executive officers are dependent upon our achievement of annual corporate objectives established each year.

•  Equity awards with multi-year vesting periods are an integral part of our executive compensation program, and comprise the primary at-risk portion of our named executive officer compensation package.

•  We prohibit hedging and pledging of Vaxcyte stock.

•  We do not provide single-trigger vesting acceleration upon a change in control.

•  We do not provide our executive officers with any excise tax gross-ups or other material perquisites.

Objectives, Philosophy and Elements of Executive Compensation

Our compensation program aims to achieve the following main objectives:

•	attract, retain and reward highly-qualified executives who have the skills and leadership necessary to grow our business;

•	provide incentives that motivate and reward for achievement of our key performance goals; and

•

align our executives’ interests with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

Our executive compensation program generally consists of the following three principal components: base salary, performance-based cash bonus and long-term equity incentive compensation. We also provide our executive officers with benefits available to all our employees, including retirement benefits under Vaxcyte’s 401(k) plan and participation in employee benefit plans. The below chart summarizes the three main elements of our executive compensation, their objectives and key features.

Element	Objectives	Key Features
Base Salary (fixed cash)	• Provides stable income for performing job responsibilities. • Attracts highly-qualified executives.

•   Reviewed annually and determined by the Compensation Committee based on a number of factors (including company and individual performance) and by reference, in part, to market data obtained from our independent compensation consultant.

Performance-Based Cash Bonus (at-risk cash)	• Motivates and rewards for contributing to our key business objectives. • Aligns management and stockholder interests by linking pay to performance.

•   Target amounts reviewed annually and determined by the Compensation Committee based upon positions that have similar impact on the organization and competitive bonus opportunities in our market.

•   Bonus opportunities are dependent upon achievement of specific corporate performance objectives consistent with our long-term strategic plan, determined by the Compensation Committee and communicated at the beginning of the year.

Long-Term Equity Incentive (at-risk equity)

•   Motivates and rewards for long-term company performance.

•   Aligns management and stockholder interests by linking pay to performance.

•   Attracts highly-qualified executives and encourages their continued employment over the long-term.

•   Equity opportunities are reviewed annually and granted during the first half of the year.

•   Individual awards are determined based on a number of factors, including current corporate and individual performance and market data obtained from our independent compensation consultant.

We focus on providing a competitive compensation package to our executive officers that provides significant short and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

We do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, historically we have structured a significant portion of the named executive officers’ total target compensation so that it is comprised of performance-based bonus opportunities and long-term equity awards in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.

How We Determine Executive Compensation

Role of our Compensation Committee, Management and the Board

The Compensation Committee is appointed by our Board of Directors and helps our Board of Directors oversee our compensation policies, plans and programs with the goal of attracting, incentivizing, retaining and rewarding top- quality executive management and employees. The Compensation Committee is responsible for reviewing and determining all compensation paid to our executive officers, including our named executive officers, and also reviews our compensation practices and policies as they relate to risk management and risk-taking incentives. Our Compensation Committee consists solely of independent members of the board.

The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance bonus and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate authority to approve executive officer compensation. The Compensation Committee does not maintain a formal policy regarding the timing of equity awards to our executive officers.

In fulfilling its responsibilities, the Compensation Committee considers input from an independent compensation consultant and, as appropriate, management. The Chief Executive Officer evaluates and provides to the Compensation Committee performance assessments and compensation recommendations. While the Chief Executive Officer discusses his recommendations with the Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own performance and compensation. The Compensation Committee discusses and makes final determinations with respect to executive compensation matters without the Chief Executive Officer present during discussions of the Chief Executive Officer’s compensation. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in the Compensation Committee meetings.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee retained Radford (Aon plc) as its independent compensation consultant for 2021.

Radford’s engagement included:

•

compiling a group of peer companies to use as a reference in making executive compensation decisions, evaluating current executive pay practices and considering different compensation programs to aid making executive pay decisions for 2021;

•

conducting market research and analysis to assist the Compensation Committee in developing executive compensation levels, including appropriate salaries, target bonus amounts and equity awards for our executives, including the named executive officers;

•	reviewing market and peer group equity usage metrics to assist with understanding of our equity budget relative to market; and

•	conducting a review of our director compensation policies and practices.

The Compensation Committee has analyzed whether the work of Radford as compensation consultant raises any conflict of interest, taking into account relevant factors in accordance with SEC guidelines. Based on its analysis, the Compensation Committee determined that the work of Radford and the individual compensation advisors employed by Radford does not create any conflict of interest pursuant to the SEC rules and stock exchange listing standards.

Use of Competitive Market Compensation Data

The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee directed its independent compensation consultant to develop a proposed peer group list of the publicly-traded companies to be used in connection with assessing our compensation practices.

The independent compensation consultant proposed, and the Compensation Committee approved, a group of public companies that are reasonably comparable to Vaxcyte in terms of industry and financial characteristics to provide management and the Compensation Committee with relevant compensation information to support compensation decision-making. The executive compensation peer group was intended to reflect companies with executive positions of similar scope and complexity to Vaxcyte. In determining the peer group, the independent compensation consultant considered companies that were (i) U.S.-headquartered in a biotech “hub” location; (ii) pre-clinical and early clinical-stage with an emphasis on vaccines/immunotherapy; (iii) 0.3x to 3x Vaxcyte’s then-current 30-day valuation of $1.3 billion; and (iv) less than 200 employees.

The independent compensation consultant also considered several secondary factors, including whether a potential peer company had recently completed an initial public offering. The peer group with respect to 2021 is as follows:

Akero Therapeutics	Editas Medicine	Nurix Therapeutics
Alector	Gossamer Bio	ORIC Pharmaceuticals
Aligos Therapeutics	IDEAYA Biosciences	Poseida Therapeutics
Allakos	IGM Biosciences	Stoke Therapeutics
Allogene Therapeutics	Immunovant	Turning Point Therapeutics
Annexon	Karuna Therapeutics	Y-mAbs Therapeutics
Arcus Biosciences	Mersana Therapeutics
Avidity Biosciences	NGM Biopharmaceuticals
Cortexyme	Nkarta

The Compensation Committee reviews our peer group at least annually and makes adjustments to its composition, if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Using data compiled from the peer companies, the independent compensation consultant completed an assessment of our executive compensation to inform the Compensation Committee’s determinations regarding executive compensation for 2021. The independent compensation consultant prepared, and the Compensation Committee reviewed, a range of market data reference points (generally at the 25th, 50th and 75th percentiles of the market data) with respect to base salary, performance bonuses, equity compensation (valued based both on an approximation of grant date fair value and as well as ownership percentage), total target cash compensation (base salary and the annual target performance bonus) and total direct compensation (total target cash compensation and equity compensation) with respect to each of the named executive officers. The Compensation Committee generally targeted between the 50th and 75th percentile of the market data and reviewed these market data reference points as a helpful reference point in making 2021 compensation decisions. Market data is only one of the factors that the Compensation Committee considers in making compensation decisions. The Compensation Committee considers other factors as described below under “Factors Used in Determining Executive Compensation.”

Factors Used in Determining Executive Compensation

The Compensation Committee sets the compensation of our named executive officers at levels determined to be competitive and appropriate for each named executive officer, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes that executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the factors listed below.

•	Company and individual performance

•	Existing business needs and criticality for future business needs and performance

•	Scope of job function and skill set

•	Relative pay among our executive officers

•	Need to attract new talent and retain existing talent in a highly-competitive industry

•	Value of existing equity holdings, including the potential value of unvested equity awards

•	Range of market data reference points, as described above under “Use of Competitive Market Compensation Data”

•	Recommendations from the independent compensation consultant

2021 Executive Compensation Program

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, and is an important element of compensation intended to attract and retain highly-talented individuals. In February 2021, the Compensation Committee reviewed the base salaries of our executive officers, taking into consideration the competitive market analysis prepared by its compensation consultant and the recommendations of our Chief Executive Officer, as well as the other factors described in the section above. Following this review, the Compensation Committee approved base salary increases for our executive officers, including our Chief Executive Officer, effective January 1, 2021, to bring their base salaries to levels that were more aligned to the range of those of similarly-situated executives at the companies in our peer group. The base salaries approved for our executive officers, effective as of January 1, 2021, were as follows:

Named Executive Officer	Base Salary
Grant E. Pickering	$574,800, increased from $515,000
Andrew Guggenhime	$472,400, increased from $415,000
Jim Wassil	$451,800, increased from $385,400
Harpreet Dhaliwal(1)	$375,000
Paul Sauer	$375,000, increased from $310,500

(1)	Mr. Dhaliwal commenced his employment on October 1, 2021.

Annual Performance-Based Cash Bonus

Our annual performance-based cash bonus awards provide incentive compensation that is specifically designed to motivate our executive officers to achieve pre-established, company-wide priorities set by the Compensation Committee and to reward them for results and achievements in a given year. The annual target bonus opportunities for our named executive officers are generally determined by the Compensation Committee in the first quarter of each year and expressed as a percentage of each individual’s annual base salary, with a potential cash bonus opportunity. The target bonus opportunities approved for and amounts earned by our executive officers for 2021 were as follows:

Named Executive Officer	Target Bonus Opportunity (% of Base Salary)	Target Bonus Opportunity		Actual Bonus Earned
Grant E. Pickering	55%, increased from 50%	$316,140		$363,561
Andrew Guggenhime	45%, increased from 40%	$212,580		$244,467
Jim Wassil	40%	$180,720		$207,828
Harpreet Dhaliwal(1)	35%	$32,813	(2)	$37,734	(2)
Paul Sauer	35%	$131,250		$150,938

(1)	Mr. Dhaliwal commenced his employment on October 1, 2021.
(2)	Mr. Dhaliwal’s target bonus opportunity and actual bonus earned for 2021 were pro-rated based on his employment commencement date of October 1, 2021.

Executive Bonus Goal Setting

The Compensation Committee approved the performance metrics for 2021 performance-based cash bonus awards in the first quarter of fiscal year 2021. The targets against which performance is measured are generated through our annual budget and strategic planning process, which was reviewed with our Board of Directors and finalized in the first quarter of fiscal year 2021.

The corporate goals for 2021 on which our named executive officer performance bonuses were based included base corporate goals relating to the achievement of: (i) objectives in support of our VAX-24 program (total weighting of 70%), including the submission of the IND application to the FDA, the establishment of compliance procedures to support the IND application submission, the initiation of clinical studies, and development and manufacturing scale-up and readiness activities to support a potential Phase 3 program; (ii) objectives in support of our pipeline programs (total weighting of 10%), including activities to support IND application submissions for our VAX-XP and VAX-A1 programs, the nomination of the final vaccine candidate for our VAX-PG program, and publishing research related to our pipeline in scientific journals; and (iii) financial and corporate objectives (total weighting of 20%), including successful capital-raising activities, managing to the annual budget approved by our board of directors and scaling our organization and enhancing organizational effectiveness.

The 2021 corporate goals also included stretch goals relating to the achievement of: (i) the VAX-24 IND application submission, initial clinical proof-of-concept study initiation and manufacturing deliverables under accelerated timelines (total weighting of up to 25%); (ii) certain pipeline program goals regarding the outcome of the VAX-XP preclinical study and the publication of data regarding our programs and technology platform (total weighting of up to 7.5%); and (iii) a higher capital-raising goal (total weighting of up to 7.5%).

The Compensation Committee and Board of Directors considered the immense progress made on the objectives, such as submission of the IND and the $115 million equity financing, in spite of issues related to COVID-19 and factors outside the control of management such as market conditions. In light of these circumstances, the Compensation Committee recommended and the Board of Directors determined to approve a bonus payout of 115% of target for each of our named executive officers who were serving through the end of 2021.

Fiscal Year 2021 Bonus Payouts

In February 2022, achievement of the corporate performance goals for fiscal year 2021 for the named executive officers was determined to be 115% of target based on the overall achievement of the corporate performance goals as described above. The amount of the aggregate bonus that was paid with respect to fiscal year 2021 was determined in strict accordance with the terms of the annual bonus program based on performance, with no discretionary supplemental bonus paid to any named executive officer. Mr. Dhaliwal’s bonus payment was prorated for the period of time he was employed with us in 2021.

Equity Awards

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted to our Chief Executive Officer and our other executive officers by the Compensation Committee. As with other elements of compensation, the Compensation Committee determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and after taking into consideration the individual officer’s responsibilities and performance and existing equity retention profiles, our total annual projected equity budget and the other factors described in “Factors Used in Determining Executive Compensation” above. For awards to executive officers other than the Chief Executive Officer, the Compensation Committee also takes into account the recommendations of the Chief Executive Officer with respect to appropriate grants and any particular individual circumstances. The amounts of the equity awards are intended to provide competitively-sized awards and resulting target total direct compensation opportunities that the Compensation Committee believes are reasonable and appropriate taking into consideration the factors described herein.

2021 Equity Awards

In February 2021, the Compensation Committee approved the following annual stock option grants for our named executive officers serving at such time, which were granted in April 2021. These stock options vest monthly over a four-year period and have an exercise price of $20.93 per share:

Named Executive Officer	Stock Option Grant (# shares)
Grant E. Pickering	310,000
Andrew Guggenhime	145,000
Jim Wassil	93,340
Harpreet Dhaliwal	100,000
Paul Sauer	40,000

Mr. Dhaliwal’s stock option grant in the table above was approved by the Compensation Committee in November 2021 following commencement of his employment in October 2021. These options vest 25% on the first anniversary of his start date and equal monthly installments over the following three years and have an exercise price of $25.06.

Employment, Severance and Change in Control Arrangements

Employment Agreements

We have entered into employment agreements or offer letters with each of our named executive officers. We designed these agreements to be part of a competitive compensation package and to keep our named executive officers focused on our business goals and objectives. These agreements or offer letters provide for base salaries and incentive compensation, and each component reflects the scope of each named executive officer’s anticipated responsibilities and the individual experience they bring to the Company. Each named executive officer is also eligible to participate in our employee benefit plans on the same terms as other regular, full-time employees. In addition, each of our named executive officers has executed our standard proprietary information and invention assignment agreement. The key terms of the offer letters or employment agreements are described below.

Grant E. Pickering

We entered into an employment agreement with Mr. Pickering, our Chief Executive Officer, dated January 21, 2016, which sets forth the initial terms and conditions of his employment with us. Mr. Pickering’s employment is at will and may be terminated at any time, with or without cause.

Andrew Guggenhime

We entered into an offer letter with Mr. Guggenhime, our President and Chief Financial Officer on April 17, 2020, which sets forth the initial terms and conditions of his employment with us. Mr. Guggenhime’s employment is at will and may be terminated at any time, with or without cause.

Jim Wassil

We entered into an offer letter with Mr. Wassil, our Executive Vice President and Chief Operating Officer, dated November 15, 2019, which sets forth the initial terms and conditions of his employment with us. Mr. Wassil’s employment is at will and may be terminated at any time, with or without cause.

Harpreet Dhaliwal

We entered into an offer letter with Mr. Dhaliwal, our Senior Vice President, Commercial Manufacturing and Supply Chain, dated September 29, 2021, which sets forth the initial terms and conditions of his employment with us. Mr. Dhaliwal’s employment is at will and may be terminated at any time, with or without cause.

Paul Sauer

We entered into an offer letter with Mr. Sauer, our Senior Vice President, Process Development and Manufacturing, dated April 12, 2016, which sets forth the initial terms and conditions of his employment with us. Mr. Sauer’s employment is at will and may be terminated at any time, with or without cause.

Executive Change in Control and Severance Agreements

We have entered into Executive Change in Control and Severance Agreements with each of our named executive officers. The agreements provide for severance benefits upon a termination of employment by the Company without “cause” or by the executive for “good reason,” each as defined in the agreements, each of which we refer to as a qualifying termination. The severance benefits vary depending on whether the qualifying termination occurs during the period three months prior to and 12 months after a “change in control,” as defined in the agreements, which we refer to as the change in control period, or at a time other than during the change in control period.

In the event of a qualifying termination other than during the change in control period, the executive will receive a lump sum severance payment equal to the sum of (i) a number of months of base salary (12 months in the case of Mr. Pickering, nine months in the case of Messrs. Guggenhime and Wassil, six months in the case of Messrs. Dhaliwal and Sauer), (ii) a pro rata target bonus for the year of termination and (iii) any bonus earned but not yet paid with respect to the year preceding the qualifying termination. The executive will also receive payment of COBRA premiums for the number of months in the severance period. Receipt of severance benefits is contingent upon the executive entering into a release of claims and allowing it to become effective.

In the event of a qualifying termination during the change in control period, the executive will receive a lump sum severance payment equal to the sum of (i) a number of months of base salary (18 months in the case of Mr. Pickering, 12 months in the case of Messrs. Guggenhime and Wassil, and nine months in the case of Messrs. Dhaliwal and Sauer), (ii) a multiple of the executive’s target bonus for the year of termination (150% in the case of Mr. Pickering, 100% in the case of Messrs. Guggenhime and Wassil, and 75% in the case of Messrs. Dhaliwal and Sauer) and (iii) any bonus earned but not yet paid with respect to the year preceding the qualifying termination. The executive will also receive payment of COBRA premiums for the number of months in the severance period and full vesting of all time-based equity awards. The vesting of performance-based equity awards will be based on the provisions of such awards, and we have not yet granted any performance-based equity awards. Receipt of severance benefits is contingent upon the executive entering into a release of claims and allowing it to become effective.

Other Elements of Compensation

Health, Welfare and Retirement Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, short and long-term disability plans, in each case on the same basis as other employees, subject to applicable laws.

401(k) Plan

We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We have the ability to make matching and discretionary safe harbor contributions to the 401(k) plan. Beginning January 1, 2022, an employee who contributes 5% of compensation or more will receive a matching contribution equal to 4% of compensation, subject to the maximum annual employer contribution limit. In 2021, we did not make matching contributions or discretionary contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.

Perquisites and Other Personal Benefits

We do not provide perquisites or other personal benefits to our named executive officers.

No Tax Gross-Ups

In 2020 and 2021, we did not make gross-up payments to cover our named executive officers’ personal income taxes that pertained to any of the compensation or perquisites paid or provided by the Company.

Clawbacks

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse Vaxcyte for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we intend to implement a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy to the extent that the requirements of such clawbacks are finalized by the SEC.

Policy Prohibiting Hedging and Pledging

Our insider trading policy prohibits all directors, officers, other employees and designated consultants from purchasing our stock on margin or holding our stock in a margin account, pledging our stock as collateral or engaging in hedging, derivative or similar transactions with respect to our stock, such as prepaid variable forwards, equity swaps, collars, exchange funds, puts, calls and short sales.

Tax and Accounting Implications

Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible due to the deduction limit under Section 162(m).

Executive Compensation Tables

2021 Summary Compensation Table

The following table presents all of the compensation awarded to, earned by or paid to our named executive officers during the fiscal year ended December 31, 2021.

Name	Fiscal Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Grant E. Pickering	2021	574,800	—		4,353,113	363,561	5,291,474
Chief Executive Officer	2020	481,042	—		2,623,695	269,883	3,374,620
	2019	426,000	—		—	170,400	596,400

Andrew Guggenhime(3)	2021	472,400	—		2,036,134	244,467	2,753,001
President and Chief Financial Officer	2020	274,792	—		5,246,757	128,523	5,650,072

Jim Wassil(4)	2021	451,800	—		1,310,708	207,828	1,970,336
Executive Vice President and Chief Operating Officer	2020	369,643	120,000	(5)	586,489	161,417	1,357,548
	2019	29,167	—		443,385	8,750	481,302

Harpreet Dhaliwal(6)	2021	93,750	15,000	(7)	1,697,710	37,734	$1,844,194
Senior Vice President, Commercial Manufacturing

Paul Sauer	2021	375,000	—		561,692	150,938	$1,087,630
Senior Vice President, Process Development and Manufacturing	2020	310,500	—		469,608	124,410	904,518
	2019	300,000	—		41,705	90,000	431,705

(1)

The amounts disclosed represent the aggregate grant date fair value of the stock options granted to our named executive officers during fiscal year 2021 under our 2020 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options are set forth in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on February 28, 2021. This amount may not reflect the actual economic value that may be realized by the named executive officer.

(2)

The dollar amounts reported in this column represent the annual performance-based cash bonus awards earned under the annual performance-based cash bonus plan for the indicated fiscal year. For more information regarding the annual performance-based cash bonus awards for fiscal 2021, see “Compensation Discussion and Analysis — 2021 Executive Compensation Program — Annual Performance-Based Cash Bonus” above.

(3)	Mr. Guggenhime commenced his employment on May 1, 2020.
(4)	Mr. Wassil commenced his employment on December 1, 2019.
(5)

Consists of a $240,000 sign-on bonus pursuant to our offer letter to Mr. Wassil, $120,000 of which he was entitled to following the commencement of his employment and $120,000 of which was paid following the first anniversary of his hire date.

(6)	Mr. Dhaliwal commenced his employment on October 1, 2021.
(7)	Consists of a $15,000 sign-on bonus pursuant to our offer letter to Mr. Dhaliwal.

Grants of Plan-Based Awards

The following table presents information regarding each plan-based award granted to our named executive officers during the fiscal year ended December 31, 2021.

Name	Award Type	Grant Date		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
				Target ($)(2)
Grant E. Pickering Chief Executive Officer	Annual Option	4/1/2021	(4)	—	310,000	20.93	4,353,113
	Performance- Bonus	—		316,140	—	—	—

Andrew Guggenhime President and Chief Financial Officer	Annual Option	4/1/2021	(4)	—	145,000	20.93	2,036,134
	Performance- Bonus	—		212,580	—	—	—

Jim Wassil Executive Vice President and Chief Operating Officer	Annual Option	4/1/2021	(4)	—	93,340	20.93	1,310,708
	Performance- Bonus	—		180,720	—	—	—

Harpreet Dhaliwal Senior Vice President, Commercial Manufacturing	Annual Option	11/8/2021	(5)	—	100,000	25.06	1,697,710
	Performance- Bonus	—		32,813	—	—	—

Paul Sauer Senior Vice President, Process Development and Manufacturing	Annual Option	4/1/2021	(4)	—	40,000	20.93	561,692
	Performance- Bonus	—		131,250	—	—	—

(1)

Amounts in this column represent the target performance-based bonus opportunity for each named executive officer for 2021. For a description of the 2021 performance bonus program, see “Compensation Discussion and Analysis-Annual Performance-Based Cash Bonus” above. The amount actually earned by each named executive officer was 115% of the target performance-based bonus opportunity and is reported in the Summary Compensation Table above.

(2)	The 2021 performance-based bonus program did not include threshold or maximum bonus amounts.
(3)

Amounts in this column reflect the aggregate grant date fair value of the option awards granted during 2021, computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 10 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(4)

Options were granted under the terms of our 2020 plan, with an exercise price per share equal to the closing price of our common stock on the April 1, 2021 grant date, and vest over a four-year period. For a description of our 2020 plan, see “Equity Compensation Arrangements-2020 Equity Incentive Plan” below.

(5)

Options were granted under the terms of our 2020 plan, with an exercise price per share equal to the closing price of our common stock on the November 8, 2021 grant date, and vest 25% on the first anniversary of his start date and equal monthly installments over the following three years.

Outstanding Equity Awards as of December 31, 2021

The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2021.

	Option Awards(1)
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price Per Share ($)(2)	Option Expiration Date
Grant E. Pickering	4/24/2015	(2)	27,326	—	0.04	4/23/2025
Chief Executive Officer	5/18/2017	(2)	278,450	—	1.79	5/17/2027
	7/24/2018	(3)	507,454	86,878	2.03	7/23/2028
	4/18/2020	(4)	160,805	206,752	5.35	4/17/2030
	4/1/2021	(5)	51,666	258,334	20.93	4/1/2031

Andrew Guggenhime	5/12/2020	(6)	518,418	—	5.35	5/12/2030
President and Chief Financial Officer	4/1/2021	(5)	24,166	120,834	20.93	3/31/2031

Jim Wassil	12/17/2019	(7)	119,963	125,963	2.42	12/16/2029
Executive Vice President and Chief Operating Officer	4/18/2020	(4)	35,945	46,217	5.35	4/17/2030
	4/1/2021	(5)	15,556	77,784	20.93	4/1/2031

Harpreet Dhaliwal	11/8/2021	(8)	—	100,000	25.06	11/8/2031
Senior Vice President, Commercial Manufacturing

Paul Sauer	4/20/2016	(2)	4,168	—	0.80	4/19/2026
Senior Vice President, Process Development and Manufacturing	5/18/2017	(2)	7,173	—	1.79	5/17/2027
	7/24/2018	(3)	37,978	10,219	2.03	7/23/2028
	3/21/2019	(9)	14,000	8,027	2.03	3/20/2029
	4/18/2020	(4)	28,782	37,006	5.35	4/17/2030
	4/1/2021	(5)	6,666	33,334	20.93	4/1/2031

(1)

Option awards granted prior to June 2020 were granted under the 2014 Plan. Option awards granted from June 2020 onwards were granted under the 2020 Plan. The terms of both the 2014 Plan and the 2020 Plan are described below in the subsection entitled “—Equity Compensation Plans.”

(2)	Fully vested and exercisable as of December 31, 2021.
(3)	1/4 of the shares subject to the option vested on July 24, 2019, and 1/48 of the shares vest monthly thereafter, subject to continued service to us.
(4)	1/4 of the shares subject to the option vest on March 20, 2021, and 1/48 of the shares vest monthly thereafter, subject to continued service to us.
(5)	1/48 of the shares vest monthly, subject to continued service to us.
(6)	1/4 of the shares subject to the option vest on May 1, 2021, and 1/48 of the shares vest monthly thereafter, subject to continued service to us.
(7)	1/4 of the shares subject to the option vested on December 1, 2020, and 1/48 of the shares vest monthly thereafter, subject to continued service to us.
(8)	1/4 of the shares subject to the option vested on October 1, 2022, and 1/48 of the shares vest monthly thereafter, subject to continued service to us.
(9)	1/4 of the shares subject to the option vested on January 1, 2019 and 1/48 of the shares vest monthly thereafter, subject to continued service to us.

Option Exercises and Stock Vested

The following table sets forth certain information regarding any option exercises and stock vested during the fiscal year ended December 31, 2021 with respect to our named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Grant E. Pickering	216,765	5,116,032
Chief Executive Officer
Andrew Guggenhime	6,200	150,423
President and Chief Financial Officer
Jim Wassil	6,000	156,798
Executive Vice President and Chief Operating Officer
Harpreet Dhaliwal	—	—
Senior Vice President, Commercial Manufacturing
Paul Sauer	7,500	194,659
Senior Vice President, Process Development and Manufacturing

(1)

The value realized on exercise is based on the difference between the closing price of our common stock on the date of exercise and the applicable exercise price of those options, and does not represent actual amounts received by the named executive officers as a result of the option exercises.

Potential Payments Upon Termination or Change in Control

The table below provides information with respect to potential payments and benefits to which our named executive officers would be entitled under the arrangements set forth in their respective offer letters or employment agreement, as described below under the section titled, “Executive Change in Control and Severance Agreements,” assuming their employment was terminated as of December 31, 2021, including in connection with a change in control as of December 31, 2021.

Name	Type of Termination	Base Salary ($)	Bonus ($)	Accelerated Vesting of Equity Awards(1) ($)		Continuation of Insurance Coverage ($)	Total ($)
Grant E. Pickering	Termination without Cause or with Good Reason	574,800	316,140	—		42,119	933,059
	Termination without Cause or with Good Reason in connection with a CIC(2)	862,200	474,210	6,441,807		63,179	7,841,396
Andrew Guggenhime	Termination without Cause or with Good Reason	354,300	159,435	—		31,590	545,325
	Termination without Cause or with Good Reason in connection with a CIC(2)	472,400	212,580	6,190,272		42,119	6,917,371
Jim Wassil	Termination without Cause or with Good Reason	338,850	135,540	—		31,590	505,980
	Termination without Cause or with Good Reason in connection with a CIC(2)	451,800	180,720	3,924,885		42,119	4,599,524
Harpreet Dhaliwal	Termination without Cause or with Good Reason	—	—	—		—	—
	Termination without Cause or with Good Reason in connection with a CIC(2)	281,250	98,438	—	(3)	2,347	382,035
Paul Sauer	Termination without Cause or with Good Reason	187,500	65,625	—		21,060	274,185
	Termination without Cause or with Good Reason in connection with a CIC(2)	281,250	98,438	1,174,759		31,590	1,586,037

(1)

The amount shown in this column for each named executive officer consists of the value of the portions of the unvested in-the-money options held by the named executive officer for which vesting is accelerated upon the triggering event. The value of each such portion of such equity awards is calculated by multiplying (x) the closing stock price of our common stock of $23.79 per share on December 31, 2021, as reported on the Nasdaq Global Select Market (less the exercise price per share of the option) by (y) the number of shares covered by such portion of the equity award.

(2)

Represents change in control severance benefits based on a double-trigger arrangement, which assumes the executive officer is terminated without “cause” or resigns for “good reason” (as such terms are defined in the executive officer’s executive severance agreements) in connection with, or within three months prior to or 12 months following, a change of control of Vaxcyte.

(3)	As December 31, 2021, Mr. Dhaliwal would have no unvested in-the-money options for which vesting is accelerated upon the triggering event.

Employment and Benefit Arrangements

We have entered into offer letters and severance agreements with each of our named executive officers. For more information regarding these arrangements, see the section titled “Employment, Severance and Change in Control Arrangements.”

We have granted equity awards to our executive officers. For a description of these equity awards, see the section titled “Executive Compensation.”

We maintain a defined contribution retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. See the section titled “Other Elements of Compensation.”

Limitations of Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law and provide that we may indemnify our other employees and agents. Our amended and restated bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board of Directors. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Equity Compensation Plans at December 31, 2021

The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding stock options (a)	Weighted- average exercise price of outstanding stock options (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders
2020 Plan	1,637,613	$22.45	6,104,756
2014 Plan(1)	3,657,394	3.39	—
2020 ESPP(1)	—	—	1,070,704
Equity compensation plans not approved by stockholders(2)	62,382	0.63	—

Total	5,357,389	9.19	7,175,460

(1)

The number of shares remaining available for future issuance under the 2020 Plan automatically increases on January 1st each year, through and including January 1, 2030, in an amount equal to the lesser of (i) 5% of the total number of shares of common stock outstanding on such December 31st of the preceding calendar year or (ii) a number of shares as determined by the Board of Directors prior to the beginning of each year. On January 1, 2022, the number of shares available for issuance under the 2020 Plan automatically increased by 2,651,598 shares. The number of shares remaining available for future issuance under the ESPP automatically increases on January 1st of each year, through and including January 1, 2030, in an amount equal to the lesser of (i) 1% of the total number of shares of common stock outstanding on such December 31st of the preceding calendar year, (ii) 1,500,000 shares of common stock or (iii) a number of shares as determined by the Board of Directors prior to the beginning of each year, which shall be the lesser of (i) or (ii) above. On January 1, 2022, the number of shares available for issuance under the ESPP automatically increased by 530,319 shares.

(2)	Consists of options to purchase 62,382 shares granted outside of the 2020 Plan and 2014 Plan.

PROPOSAL NO. 3

APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act provides that every six years we must provide stockholders an opportunity to vote, on a non-binding, advisory basis, for their preference on how frequently we should seek future non-binding, advisory votes to approve the compensation of our named executive officers (such as the one described in Proposal No. 2 above). Specifically, stockholders may indicate whether they would prefer these advisory resolutions on named executive officer compensation to be presented for stockholder approval every one, two or three years.

Our Board of Directors believes at this time that an annual frequency is appropriate for Vaxcyte. The Board of Directors believes that an annual vote on named executive officer compensation provides stockholders with the opportunity to provide timely and direct input to the Board of Directors and the compensation committee about our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board of Directors believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. The Board of Directors will continue to evaluate the appropriate frequency for the stockholder executive compensation vote.

Please note that stockholders are not voting to approve or disapprove the recommendation of the Board of Directors with respect to this proposal. Instead, the proxy card provides four choices: a one, two or three year frequency or stockholders may abstain from voting on the proposal. The option that receives the highest number of votes of the holders of shares of common stock present at the meeting (by virtual attendance) or by proxy and entitled to vote thereon will be deemed to be the frequency preferred by our stockholders.

Since this proposal is an advisory vote, the result will not be binding on our Board of Directors. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our Board of Directors. Our Board of Directors may decide that it is in the best interests of Vaxcyte and our stockholders to hold a non-binding, advisory vote on our named executive officer compensation more or less frequently than the option approved by our stockholders. However, our Board of Directors values our stockholders’ opinions, and our Board of Directors and the compensation committee will take into account the outcome of the advisory vote when determining how often we should submit to stockholders future “say-on-pay” votes. We expect that the next stockholder vote on the frequency of non-binding, advisory votes on named executive officer compensation will occur at our 2028 annual meeting of stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A “ONE-YEAR” FREQUENCY FOR FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021 and has further directed that management submit the appointment of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2017. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or Delaware law require stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares electronically present online or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to approve this Proposal No. 4.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the years ended December 31, 2021 and 2020 by Deloitte & Touche LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2021	2020
Audit Fees(1)	$1,061,350	$919,926
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,061,350	$919,926

(1)

Audit Fees consist of fees billed for professional services performed by Deloitte & Touche LLP for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements, including the registration statement for our initial public offering. Included in the 2021 Audit Fees are amounts billed in connection with the audit of internal controls over financial reporting.

All fees incurred subsequent to our initial public offering in June 2020 were pre-approved by our Audit Committee.

Pre-Approval Procedures

The Audit Committee has procedures in place for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the independent registered public accounting firm’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 11, 2022 (unless noted otherwise) by:

•	each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table under “Executive Compensation” below (referred to throughout this proxy statement as our named executive officers);

•	all current executive officers and directors as a group; and

•	all those known by us to be beneficial owners of more than five percent of our outstanding common stock.

This table is based upon information supplied by officers and directors as well as Schedules 13G or 13D filed with the SEC by beneficial owners of more than five percent of our common stock. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 58,052,119 shares outstanding on April 11, 2022, adjusted as required by rules promulgated by the SEC.

Unless otherwise indicated, the address for persons listed in the table is c/o Vaxcyte, Inc., 825 Industrial Road, Suite 300, San Carlos, California 94070.

	Common Stock
	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders
FMR LLC(1)	7,874,350	13.6%
Janus Henderson Group plc(2)	4,246,664	7.3%
Abingworth Bioventures VI, LP(3)	4,183,716	7.2%
TPG Growth IV Switcheroo, L.P.(4)	4,149,544	7.1%
RA Capital Management(5)	3,865,808	6.7%
The Vanguard Group(6)	3,134,286	5.4%
Directors and Named Executive Officers
Grant E. Pickering(7)(8)	2,229,301	3.8%
Andrew Guggenhime(7)	606,096	1.0%
Jim Wassil(7)	265,499	*
Harpreet Dhaliwal(7)	20,312	*
Paul Sauer(7)	153,498	*
Carlos Paya(7)	—	*
Annie Drapeau(7)	—	*
Kurt von Emster(3)(7)(9)	4,224,271	7.3%
Halley Gilbert(7)	69,824	*
Peter Hirth(10)	88,781	*
Michael Kamarck(7)	—	*
Teri Loxam(7)	—	*
Heath Lukatch(7)	40,555	*
All directors and executive officers as a group (14 persons)(7)	8,282,644	13.7%

*	Represents beneficial ownership of less than 1%.
(1)	Based solely on information provided in the Schedule 13G filed with the SEC on February 9, 2022, by FMR LLC (“FMR”) and Abigail P. Johnson. As of December 31, 2021, FMR and Abigail P. Johnson reported having sole voting power over 1,220,395 shares and sole dispositive power over 7,874,350 shares of our common stock. The address for each of these reporting persons is 245 Summer Street, Boston, Massachusetts 02210.
(2)

Based solely on information provided in the Schedule 13G/A filed with the SEC on February 10, 2022, by Janus Henderson Group plc (“Janus Henderson”). Janus Henderson has an indirect 97% ownership stake in Intech Investment Management LLC (“Intech”) and a 100% ownership stake in Janus Capital Management LLC (“JCM”), Perkins Investment Management LLC, Henderson Global Investors Limited and Janus Henderson Investors Australia Institutional Funds Management Limited which act as investment advisers to various fund, individual and/or institutional clients (“Managed Portfolios”). JCM does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. As of December 31, 2021, Janus Henderson, together with its affiliated entities, reported shared voting and investment power over 4,246,664 shares of the Company’s common stock. The address of the principal business office of Janus Henderson is 201 Bishopsgate EC2M 3AE, United Kingdom.

(3)

Based solely on information provided in the Schedule 13G/A filed with the SEC on February 14, 2022, by Abingworth LLP (“Abingworth”) and Abingworth Bioventures VI, LP (“ABV VI”). As of December 31, 2021, Abingworth reported beneficial ownership of 4,183,716 shares of our common stock held by ABV VI, as a result of serving as an investment manager to ABV VI. Abingworth and ABV VI reported having shared voting and dispositive power over 4,183,716 shares of our common stock. Excludes options to purchase up to 14,998 shares of the Company’s common stock that were issued to Kurt von Emster as a director of the Company (the “Options”). Mr. von Emster is a member of Abingworth. Under an agreement between Mr. von Emster and Abingworth, Mr. von Emster is deemed to hold the Options, and any common stock issuable upon exercise of the Options, for the benefit of ABV VI and must exercise the Options solely upon the direction of Abingworth, as a result of which ABV VI and Abingworth may be deemed to beneficially own any Options and common stock issuable upon exercise of the Options owned by Mr. von Emster. The address for each of Abingworth and ABV VI is 38 Jermyn Street, London, England SW1Y 6DN.

(4)

Based solely on information provided in the Schedule 13G filed with the SEC on January 18, 2022, by TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation, David Bonderman and James G. Coulter (“TPG Reporting Persons”). As of December 31, 2021, the TPG Reporting Persons reported having shared voting and shared dispositive power over 4,149,544 shares held by TPG Growth IV Switcheroo, L.P. (“TPGGIV”). Group Advisors is the sole member of TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which is the sole member of TPG Holdings I-A, LLC, a Delaware limited liability company, which is the general partner of TPG Holdings I, L.P., a Delaware limited partnership, which is the sole member of TPG Growth GenPar IV Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Growth GenPar IV, L.P., a Delaware limited partnership, which is the general partner of TPGGIV. David Bonderman and James G. Coulter are sole stockholders of Group Advisors and may therefore be deemed to be the beneficial owners of the shares of Common Stock held TPGGIV. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by TPGGIV except to the extent of their pecuniary interest therein. The address for each of the TPG Reporting Persons is c/o TPG Global, LLC 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(5)

Based solely on information provided in the Schedule 13G/A filed with the SEC on March 30, 2021, by RA Capital Management, L.P. (“RA Capital”), Peter Kolchinsky and Rajeev Shah. As of March 30, 2021, the reporting persons reported shared voting and shared dispositive power over 3,865,808 shares including 2,616,973 shares held by RA Capital Healthcare Fund, L.P. (the “Fund”), 947,125 shares held by RA Capital Nexus Fund, L.P. (the “Nexus Fund”) and 301,710 shares held in a separately managed account (the “Account”). This amount excludes pre-funded warrants to purchase 2,500,000 shares of our common stock held by RA Capital, the exercise of which is currently limited pursuant to an ownership limitation, and therefore the shares of our capital stock issuable upon exercise of such pre-funded warrants are not deemed to be beneficially owned within 60 days of April 11, 2022. RA Capital Healthcare Fund GP, LLC is the general partner of the Fund and RA Capital Nexus Fund GP, LLC is the general partner of the Nexus Fund.

The general partner of RA Capital is RA Capital Management GP, LLC, of which Dr. Kolchinsky and Mr. Shah are the controlling persons. RA Capital serves as investment adviser for the Fund, the Nexus Fund, and the Account and may be deemed to beneficially own any of the Company’s securities held by the Fund, the Nexus Fund and the Account. RA Capital, Dr. Kolchinsky, and Mr. Shah disclaim beneficial ownership of the shares. The address for each of these reporting persons is c/o RA Capital Management, L.P., 200 Berkeley Street, 18th Floor, Boston, MA 02116.
(6)

Based solely on information provided in the Schedule 13G filed with the SEC on February 10, 2022, by The Vanguard Group (“Vanguard”). As of December 31, 2021, Vanguard reported having sole voting power over 0 shares of our common stock, shared voting power over 40,087 shares of our common stock, sole dispositive power over 3,074,028 shares of our common stock, and shared dispositive power over 60,258 shares of our common stock. The address of the principal business office of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(7)	Includes shares of our common stock issuable upon exercise of outstanding stock options that are exercisable within 60 days of April 11, 2022, as described below:

Held by	# Stock Options
Grant E. Pickering	1,169,747
Andrew Guggenhime	565,471
Jim Wassil	222,555
Harpreet Dhaliwal	2,812
Paul Sauer	125,373
Other officers	191,651
Carlos Paya	—
Annie Drapeau	—
Kurt von Emster	40,555
Halley Gilbert	69,824
Peter Hirth	81,668
Mike Kamarck	—
Teri Loxam	—
Heath Lukatch	40,555

All directors and executive officers as a group (14 persons)	2,510,211

(8)	Includes 355,660 shares of common stock held by trusts for the benefit of Mr. Pickering’s children.
(9)	Consists of (i) 4,183,716 shares owned by Abingworth and (ii) 40,555 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 11, 2022.
(10)	Consists of (i) 7,113 shares of common stock held by Hirth Enterprises, LLC and (ii) 81,668 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 11, 2022.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Below we describe transactions since January 1, 2021 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Investor Rights Agreement

We are party to an amended and restated investor rights agreement (“IRA”), with certain holders of our capital stock, including the holders of more than 5% of our outstanding capital stock. The IRA provides the holders of shares of our common stock issued upon conversion of our redeemable convertible preferred stock with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. The IRA also provided these stockholders with information rights and a right of first refusal with regard to certain issuances of our capital stock, which terminated upon the closing of our initial public offering.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the board.

We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation. We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted a Related Person Transaction Policy setting forth the policies and procedures for the identification, review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and a related person were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness. In reviewing and approving any such transactions, our Audit Committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable products or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Vaxcyte stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, notify our Corporate Secretary at (650) 837-0111 or send a written request to: Corporate Secretary, Vaxcyte, Inc., 825 Industrial Road, Suite 300, San Carlos, California 94070. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended December 31, 2021, all Section 16(a) filing requirements were satisfied on a timely basis, with the exception of one late Form 4 for each of Messrs. Dhaliwal, Guggenhime, Pickering, Sauer and Wassil, two late Form 4 filings for Mr. Fairman and one late Form 4 filing for Ms. Drapeau, each for the granting of stock options.

* * *

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Mikhail Eydelman

Mikhail Eydelman

Senior Vice President, General Counsel and Corporate Secretary

April 20, 2022

A copy of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2021 is available without charge upon written request to: Corporate Secretary, Vaxcyte, Inc., 825 Industrial Road, Suite 300, San Carlos, California 94070.

SCAN TO VIEW MATERIALS & VOTE w VAXCYTE, INC. 825 INDUSTRIAL ROAD VOTE BY INTERNET SUITE 300 Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above SAN CARLOS, CA 94070 Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 8:59 P.M. PT / 11:59 P.M. ET on May 31, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/PCVX2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 8:59 P.M. PT / 11:59 P.M. ET on May 31, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D79070-P70361 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY VAXCYTE, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: 1. Election of Class II Directors ! ! ! Nominees would serve until the 2025 Annual Meeting of Stockholders and until their successors have been duly elected and quali?ed, or, if sooner, until the director’s death, resignation or removal Nominees: 01) Peter Hirth, Ph.D. 02) Heath Lukatch, Ph.D. The Board of Directors recommends you vote FOR the For Against Abstain The Board of Directors recommends you vote FOR the For Against Abstain following proposal: following proposal: 2. Approval, on a non-binding, advisory basis, of the ! ! ! 4. Rati?cation of the appointment of Deloitte & Touche ! ! ! compensation of the Company’s named executive LLP as the Company’s independent registered of?cers. public accounting firm for the fiscal year ending December 31, 2022. One Two Three The Board of Directors recommends you vote Year Years Years Abstain NOTE: Such other business as may properly come before the One Year on the following proposal: meeting or any adjournment thereof. 3. Approval, on a non-binding, advisory basis, of ! ! ! ! the frequency of future non-binding, advisory votes to approve the compensation of our named executive of?cers. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D79071-P70361 VAXCYTE, INC. Annual Meeting of Stockholders June 1, 2022 8:30 AM PT / 11:30 AM ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Grant Pickering and Andrew Guggenhime, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VAXCYTE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 8:30 AM PT / 11:30 AM ET on June 1, 2022, at the www.virtualshareholdermeeting.com/PCVX2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side